SHAREHOLDER WEB SERVICES AGREEMENT


         This Shareholder Web Services Agreement made this __ day of ______________, 2004 by and between Old Mutual Advisor Funds, a Delaware statutory trust (the "Trust") on behalf of its series and Old Mutual Fund Services, a Pennsylvania business trust ("Fund Services").


                              W I T N E S S E T H:

         WHEREAS, the Trust is engaged in business as an open-end management investment company of the series type and registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, pursuant to an Administrative Services Agreement dated _______, 2004, the Trust retained Fund Services to provide certain administrative services to the Trust and its portfolios ("Administrative Services Agreement");

         WHEREAS, the Trust desires to retain Fund Services to perform development and maintenance services on that certain web site that references the Trust and its portfolios (the "OMAF Web Site"), none of which are currently performed, and which the parties hereto do not intend to be performed, by Fund Services pursuant to the Administrative Services Agreement;

         WHEREAS, that portion of the costs incurred to perform the development and maintenance services on the OMAF Web Site that directly relate to existing shareholder education or service, account activity and account maintenance has been determined by the Board to be a Trust expense;

         WHEREAS, that portion of the costs incurred to perform the development and maintenance services that directly relate to attracting and educating prospective investors will be paid for by Old Mutual Investment Partners, the Trust's distributor and an affiliate of Fund Services;

         WHEREAS, development and maintenance services provide ongoing enhancements to the OMAF Web Site which increase the quality of shareholder services and educational benefits provided to shareholders of the Trust's portfolios and the information available to prospective shareholders;

         WHEREAS, the Trust and Fund Services reasonably believe that over time it will be more cost efficient for the Trust if Fund Services performs some or all of the development and maintenance services on the OMAF Web Site, while retaining a service vendor to perform the balance of the services, when and if necessary;

         NOW THEREFORE, in consideration of the premises and mutual convenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

   1. Services:

         The Trust hereby retains Fund Services to perform and Fund Services hereby undertakes to use its best efforts to perform development and maintenance services on the OMAF Web Site that directly and solely


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         relate to current Trust shareholder education or service, account activity and account maintenance ("Web Services"). An illustrative example of Web Services is a web site enhancement that increases the amount of account information and service features that a current Trust shareholder could access on the OMAF Web Site.

   2. Intention of Parties:

         By entering into this Agreement, it is the intention of the parties that the Web Services to be performed by Fund Services (except for responding to e-mails sent to the Trust via the OMAF Web Site which is intended to be a service performed by Fund Services) are not required to be provided by Fund Services or any of its affiliates or agents under any existing agreement between Fund Services and the Trust, including but not limited to the Administrative Services Agreement.

   3. Performing Web Services/Use of Third Party Service Providers:

         Fund Services shall use its best efforts to perform Web Services. In performing Web Services, Fund Services will, at all times, use reasonable care, act in good faith and comply with all laws, rules and regulations applicable to web sites and the content of information posted thereon, including but not limited to any filings required to be made with the SEC and NASD. In addition, Fund Services will, at its own expense, (a) provide personnel competent to perform Web Services and
         (b) furnish the office facilities, furnishings, equipment and other property necessary to perform Web Services. Notwithstanding the foregoing, Fund Services may, from time to time, in its sole discretion and at its own expense, retain outside service vendors to perform some or all of Web Services. However, in retaining these outside service vendors, Fund Services may not, without the approval of the Trust's Board of Trustees, impair or assign its obligation to use its best efforts to perform Web Services and its obligation to use reasonable care and act in good faith when performing Web Services.

   4. Fees/Board Review of Fees:

         In consideration of the Web Services to be performed by Fund Services, the Trust will pay a fee, payable quarterly in arrears, to Fund Services equal to $317,195 for the initial term of this Agreement. Fees payable to Fund Services for subsequent terms will be determined on an annual basis. In no event will the Trust pay or be billed for, through this fee or otherwise, any web development or maintenance services that are related to attracting or educating prospective shareholders. Illustrative examples of web maintenance and development services relating to attracting or educating prospective shareholders are branding and banner advertising on the OMAF Web Site. At least once every six months, Fund Services will provide a report to the Trust enumerating, in such detail as the Trust may request, (i) the Web Services that Fund Services or an outside service vendor has performed, including the costs Fund Services has incurred in this performance,
         (ii) the Web Services that Fund Services or an outside vendor anticipates performing in the near future and the expected costs of such performance and (iii) the percent of OMAF Web Site users who are current Trust shareholders. To determine what percent of OMAF Web Site users are current Trust shareholders, as opposed to prospective shareholders, Fund Services will use random sampling techniques and on-line surveys. Based on Fund Services' report and any other information, report, evaluation, analysis or opinion provided by Fund Services or reasonably requested by the Trust, the Trust will evaluate the appropriateness of the fee, and determine whether the fee should be adjusted.


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   5.       Maintaining Books and Records:

         In performing Web Services, Fund Services will maintain customary records, in particular, all records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940 (the "1940 Act"). Fund Services may send periodically to the Trust, or to the person or location designated by the Secretary or an Assistant Secretary of the Trust, all books, documents and records no longer deemed needed for current purposes, upon the understanding that these books, documents, and records will be maintained by the Trust under and in accordance with the requirements of Rule 17Ad-7 adopted under the Securities Exchange Act of 1934. These books, documents and records will be safely stored by Trust for possible future reference and will not be destroyed by the Trust without the consent of Fund Services, which consent will not be unreasonably withheld.

   6. Obligations Under DST Financial Advisors Network Services Agreement:

         To the extent that the provisions or requirements of the DST Financial Advisors Network Services Agreement and any related agreement may impose obligations on Fund Services to provide services, conform to a standard of care, adhere to a stipulated process or procedure or otherwise undertake to perform a defined duty or responsibility, or may require the Trust to ensure that Fund Services fulfills those obligations, Fund Services will perform those obligations and will not be liable to any party for its performance of such obligations, provided that Fund Services will not be protected against liability for its willful misfeasance, bad faith or gross negligence in its performance of such obligations.

   7. Certain Representations and Warranties of Fund Services:

         Fund Services represents and warrants to the Trust that:
         a. Fund Services is a business trust duly formed and validly subsisting under the laws of the Pennsylvania.
         b. Fund Services is duly qualified to carry on its business in the Commonwealth of Pennsylvania and will be duly qualified to carry on its business in the State of Colorado.
         c. Fund Services is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform the services contemplated in this Agreement.
         d.     Fund Services is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934.
         e.     All requisite proceedings of the Trustees have been taken to authorize it to enter into and perform this Agreement.
         f.     Fund Services has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.
         g. In performing Web Services, Fund Services will ensure compliance with all applicable laws, rules and regulations applicable to web sites and the content of information posted thereon, including but not limited to any filings required to be made with the SEC and NASD.

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   8. Certain Representations and Warranties of the Trust:

         The Trust represents and warrants to Fund Services that:
         a. The Trust is a statutory trust duly organized and existing and in good standing under the laws of the State of Delaware.
         b. It is an open-end management investment company registered under the 1940 Act.
         c. A registration statement under the Securities Act of 1933 has been filed and will be effective with respect to all shares of the Trust being offered for sale.
         d. All requisite steps have been and will continue to be taken to register the Trust's shares for sale in all applicable states, the District of Columbia and Puerto Rico, and such registration will be effective at all times shares are offered for sale in such jurisdictions.
         e. The Trust is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

9. Certain Covenants of Fund Services and the Trust:

         a.     Records are Property of the Trust. To the extent required by
                Section 31 of the 1940 Act, and the rules thereunder, Fund Services agrees that all records maintained by Fund Services relating to the services to be performed by Fund Services under this Agreement are the property of the Trust and will be preserved and will be surrendered promptly to the Trust on request.
         b. Financial Statements. Fund Services agrees to furnish to the Trust annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information reasonably requested by the Trust. Such annual financial statements shall be certified by the independent auditors retained by the parent of Fund Services.
         c. Information Concerning the Trust. The Trust agrees to furnish or otherwise make available to Fund Services such information relating to the business and affairs of the Trust as Fund Services may reasonably require to discharge its duties and obligations hereunder. The Trust further agrees to provide Fund Services with information and updates relating to new product and service introductions and sales and marketing efforts that may reasonably be expected to impact shareholder activity on the OMAF Web Site so that Fund Services can properly allocate the resources necessary to fulfill its obligations under this Agreement.
         d. Cooperation in Shareholder Responses. The Trust agrees that the Trust will, and shall cause the Trust's investment adviser(s) to, cooperate with Fund Services to the extent necessary to formulate appropriate responses to written inquiries received from shareholders, via the OMAF Web Site, concerning investment strategy and philosophy and market commentary.

10.      Quality Control:

         a. Inspections. Fund Services shall permit the Trust and its authorized representatives, including, but not limited to, the Trust's independent auditors, to have reasonable access to the personnel and records of Fund Services and to make periodic inspections of the operations of Fund Services at reasonable times during business hours for the purpose of monitoring the quality of Web Services performed by Fund Services and the fee to which Fund Services is entitled under this Agreement.

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11.      Liability and Indemnification:

         a. Indemnification by the Trust. Fund Services shall not be responsible for, and the Trust shall indemnify and hold Fund Services harmless from and against, any and all losses, liabilities, claims, demands, suits, costs and expenses (including reasonable attorneys' fees), including claims by third parties, which may be asserted against Fund Services or for which Fund Services may be held to be liable, arising out of, or are attributable to, the Trust's failure to comply with the terms of this Agreement, or arising out of or attributable to, the Trust's gross negligence or willful misconduct or breach of any representation or warranty of the Trust hereunder.
         b. Indemnification by Fund Services. The Trust shall not be responsible for, and Fund Services shall indemnify the Trust, its officers and directors and hold them harmless from and against, any and all losses, liabilities, claims, demands, suits, costs and expenses (including reasonable attorneys' fees), including claims by third parties, which may be asserted against the Trust or for which the Trust may be held to be liable, arising out of, or attributable to, Fund
                Services' failure to comply with the terms of this Agreement, or arising out of, or are attributable to, any gross negligence or willful misconduct or breach of any representation or warranty of Fund Services hereunder.
         c. Notice of Potential Claims; Defense of Claims. Fund Services and the Trust agree that each shall promptly notify the other in writing of any situation which represents or appears to involve a claim which may be the subject of indemnification hereunder, although the failure to provide such notification shall not relieve the indemnifying party of its liability pursuant to this Section 11. The indemnifying party shall have the option to defend against any such claim. In the event the indemnifying party so elects, it will notify the indemnified party and shall assume the defense of such claim, and the indemnified party shall cooperate fully with the indemnifying party, at the indemnifying party's expense, in the defense of such claim. If the indemnifying party elects not to defend against such claim, the indemnified party shall be entitled to advance of reasonable expenses to defend such claim. Notwithstanding the foregoing, the indemnified party shall not enter into any settlement of such matter without the written consent of the indemnifying party, which consent shall not be withheld unreasonably. The indemnifying party shall not be obligated to indemnify the indemnified party for any settlement entered into without the written consent of the indemnifying party. If the consent of the indemnified party is required to effectuate any settlement and the indemnified party refuses to consent to any settlement negotiated by the indemnifying party, the liability of the indemnifying party for losses arising out of or due to such matter shall be limited to the amount to the rejected proposed settlement.
         d. Except for violations of Section 17(c), hereunder, in no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation, to the other party, for consequential damages for any act or failure to act under any provision of this Agreement even if advised of the possibility thereof.


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         e.     Survival of Provisions.  The obligations of Fund Services and the Trust pursuant to this Section 11 survive the termination of this Agreement.



12.      Limitations on Subcontractor Liability:

         Nothing herein shall impose any duty upon Fund Services in connection with or make Fund Services liable for the actions or omissions to act of unaffiliated third parties such as, by way of example and not limitation, overnight delivery service and the U.S. mails, provided, if Fund Services selected such third party, Fund Services will not be liable to any party for its selection, unless Fund Services acted with willful misfeasance, bad faith or gross negligence in its selection of such party. The foregoing limitation of liability shall not be construed to relieve Fund Services of any obligations under Section 3 of this Agreement with respect to Web Services that are ultimately performed by an outside service vendor.

13.      Limitation of Liability of Shareholders, Trustees and Series of the
         Trust:

         The Trust's obligations set forth in this Agreement are limited to the Trust, its portfolios and their assets, and shall not operate to bind any Trust shareholder or Trustee or otherwise limit any benefits set forth in the Delaware General Corporation Law that may be applicable to such persons.

14.      Term of Agreement:

         This Agreement shall become effective on the day and year first written above and, unless sooner terminated as hereinafter provided, shall continue in effect for an initial period that will expire on December 31, 2005, and thereafter shall continue in effect from year to year provided such continuance is approved at least annually by the vote of a majority of the trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined by the 1940 Act) of any such party, which vote shall be cast in person at a meeting called for the purpose of voting on such approval.

15. Termination/Assignment:

         Either party may terminate this Agreement on thirty (30) days' prior written notice to the other party. Neither party may assign this Agreement without the prior written consent of the other party. In the case of the Trust, the prior written consent includes the approval by the Board of Trustees of the Trust as described in Section 14.

16.      Notices:

         All notices to be given hereunder shall be deemed properly given if given in writing, delivered in person, or if sent by overnight delivery service, U.S. mail, first class, postage prepaid, or if sent by facsimile and thereafter confirmed by mail, (i) if to Fund Services, to Old Mutual Fund Services, [Address], Attn: President, and (ii) if to the Trust, to Old Mutual Advisor Funds, [Address], Attn: President, or to such other address as shall have been specified in writing by the party to whom such notice is to be given.


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17. Force Majeure:

         In the event Fund Services is unable to perform its obligations or duties under the terms of this Agreement because of any act of God, strike, riot, act of war, equipment failure, power failure or damage or other causes reasonably beyond its control, Fund Services shall not be liable for any losses, damages, costs, charges, counsel fees, payments, expenses or liability to any other party (whether or not a party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. This provision, however, shall in no way excuse Fund Services from being liable to the Trust for any and all losses, damages, costs, charges, counsel fees, payments and expenses incurred by the Trust due to the non-performance or delay in performance by Fund Services of its duties and obligation under this Agreement if such non-performance or delay in performance could have been reasonably prevented by Fund Services through back-up systems and other procedures commonly employed by other persons in the mutual fund industry who provide services similar to those to be provided by Fund Services under this Agreement, provided that Fund Services shall have the right, at all times, to mitigate or cure any losses, including by making adjustments or corrections to any current or former shareholder accounts.

18.      Miscellaneous:

         a. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, except as such laws may conflict with the 1940 Act and the rules thereunder or other applicable federal laws or regulations.
         b. Severability. If any provision of this Agreement shall be held or made invalid in whole or in part by a court decision, statute, rule, or otherwise, the remaining provisions of the Agreement shall not be affected thereby. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by mutual consent of the parties with such valid provisions which in their economic effect come as closely as legally possible to such invalid provisions.
         c. Confidentiality. Fund Services agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Trust and its prior, present, or prospective shareholders, except, after prior notification to and approval in writing by the Trust, which approval shall not be withheld unreasonably and may not be withheld where Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.
         d. Amendments in Writing. Any part of this Agreement may be amended or waived in writing signed by both parties. e. Headings and Captions. The headings and captions contained in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.
         f. Interpretation. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust.


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         g.     Enforceability by Successors and Assigns. All terms and
                provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
         h.     Survival of Representations, Warranties and Indemnification.
                The representations and warranties, and the indemnification extended hereunder, if any, are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.
         i. No Joint Venture. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between the Trust and Fund Services. It is understood and agreed that all services performed hereunder by Fund Services shall be as an independent contractor. This Agreement is between Fund Services and the Trust and neither this Agreement nor the performance of the services provided for herein shall create any rights in any third parties. There are no third party beneficiaries hereto.

19. Waiver:

         The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.


          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate as of the date set forth above.


                            OLD MUTUAL ADVISOR FUNDS


                                         By: ___________________________________
                                             Name:
                                             Title:



                            OLD MUTUAL FUND SERVICES

                                         By: ___________________________________
                                             Name:
                                             Title: